Mail Stop 3561

      							September 27, 2005

Mr. Michael A. Russell,
Chief Financial Officer
American Technology Corporation
13114 Evening Creek Drive South
San Diego, CA 92128S

	Re:	American Technology Corporation
      Form 10-K for Fiscal Year Ended September 30, 2004
		Filed December 28, 2004

		Forms 10-Q for Fiscal Quarters Ended March 31, 2005 and
      June 30, 2005
      File No. 0-24248

Dear Mr. Russell:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.



							Sincerely,



							Larry Spirgel
							Assistant Director

??

??

??

??

Mr. Michael A. Russell,
American Technology Corporation
August 19, 2005
Page 6



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE